Exhibit 10.1

[Company letterhead]

December     , 2006

Via Hand Delivery

[Name]

Re:	Change in Control Payment

Dear [Name]:

Reference is made to Section 3 of your Change in Control Agreement entered into on [            ], 2006 (the “Change in Control Agreement”), pursuant to which you are entitled to receive certain payments and benefits as described in Sections 3.1.1, 3.1.2. and 3.1.3 of the Change in Control Agreement, in the event you are terminated by the Company without Cause or if you resign for Good Reason during the period commencing on the 30th day immediately preceding a “Change in Control” and ending on the first anniversary of the Change in Control (hereinafter referred to as the “Change in Control Payment”). The purpose of this letter is to memorialize your agreement with the Company, as authorized by the Compensation Committee of our Board, to vary the application of Section 3 of your Change in Control Agreement. Except as otherwise noted herein, capitalized terms used herein shall have the same meaning as is set forth in your Change in Control Agreement.

Specifically, your right to receive the Change in Control Payment will be triggered solely upon the occurrence of a Change in Control, and you will no longer be required to experience a termination of employment as an additional condition to trigger such payment.

The changes to your Change in Control Agreement, as described herein, are being made pursuant to and in accordance with the new rules governing non-qualified deferred compensation as promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Specifically, certain transition relief provided under the proposed regulations to Section 409A of the Code permits modifications to be made to the timing and form of certain payments subject to Section 409A of the Code (i.e., the Change in Control Payment) during calendar year 2006, to the extent the time and form of such payments are payable, but for the modification, after calendar year 2006.

Except as otherwise expressly modified under this letter, all other terms and conditions of your Change in Control Agreement shall continue in full force and effect.

This letter merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding the Change in Control Payment and may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company.

Intended to be legally bound, please acknowledge that this letter reflects our agreement by signing in the space provided below and returning the original to me.

Sincerely,

[Name]
[Title]

Acknowledged and agreed on

this      day of December, 2006:

[Name]